Exhibit 21.1

	Compnay Name	Jurisdiction
1	China XD Plastic Company Limited	Nevada, United States of America
2	Favor Sea Limited	British Virgin Islands
3	Xinda Holding (HK) Company Limited	Hong Kong
4	Xinda (HK) Trading Company Limited	Hong Kong
5	Xinda (Hong Kong) Macromolecule Material Limited	Hong Kong
6	Xinda Deluxe Faith Limited	Hong Kong
7	Al Composites Materials FZE	United Arab Emirates
8	Heilongjiang Xinda Enterprise Group Company Limited	People’s Republic of China
9	Heilongjiang Xinda Composite Materials Company Limited	People’s Republic of China
10	Sichuan Xinda Enterprise Group Company Limited	People’s Republic of China
11	Heilongjiang Xinda Enterprise Group (Shanghai) New Materials Import and Export Co., Ltd.	People’s Republic of China
12	Heilongjiang Xinda Enterprise Group (Daqing) Northeast China New Materials Industrial and Trade Company Limited	People’s Republic of China
13	Xinda CI (Beijing) Investment Holding Company Limited	People’s Republic of China
14	Nanchong Xinxin Macromolecule Composite Materials Co., Ltd.	People’s Republic of China
15	Heilongjiang Xinda New Materials Co., Ltd.	People’s Republic of China

* This list of subsidiaries is as of December 31, 2019.

This list of subsidiaries corrected the names of certain entities in prior years due to translation from Chinese to English.